As filed with the Securities and Exchange Commission on April 18, 2008 — Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNIVERSAL FOREST PRODUCTS, INC.
(Exact Name of Registrant as Specified in its Charter)

Michigan	38-1465835
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2801 East Beltline, N.E., Grand Rapids, Michigan 49525
(address of principal executive offices)

Universal Forest Products, Inc. 2002 Employee Stock Purchase Plan
(full title of plan)

Matthew Missad
Universal Forest Products, Inc.
2801 East Beltline, N.E., Grand Rapids, Michigan 49525
(616) 364-6161
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copy to:
Michael G. Wooldridge
Varnum, Riddering, Schmidt & Howlett LLP
333 Bridge St., N.W., P.O. Box 352
Grand Rapids, Michigan 49501-0352
(616) 336-6000

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Amount Being Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, no par	200,000 shares(1)	$30.68	$6,136,000	$241.14
value

(1)	Represents an additional 200,000 shares of Common Stock authorized for issuance under the Universal Forest Products, Inc. 2002 Employee Stock Purchase Plan pursuant to the amendment to the Plan approved by the Registrant’s shareholders on April 16, 2008. This Registration Statement also covers such indeterminable additional number of shares as may be issuable under the Universal Forest Products, Inc. 2002 Employee Stock Purchase Plan by reason of adjustments to the number of shares covered thereby.

(2)	For the purpose of computing the registration fee only, the price shown is based upon the price of $30.68 per share, the average of the high and low sales prices for the Common Stock of the Registrant as reported in the NASDAQ National Market on April 17, 2008, in accordance with Rule 457(c) and (h)(1).

Pursuant to Rule 416(a) of the General Rules and Regulations under the Securities Act of 1933, this Registration Statement shall cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference

Universal Forest Products, Inc. (the “Company”) hereby incorporates by reference in this Registration Statement the following documents filed by the Company with the Securities and Exchange Commission:

(a)	The Company’s latest Annual Report on Form 10-K filed pursuant to Section 13(a) of the Securities Exchange Act of 1934;

(b)	All other reports or documents filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report on Form 10-K referenced to in (a) above; and

(c)	The description of the Company’s Common Stock is contained in the Company’s Registration Statement filed pursuant to Section 12 of the Exchange Act and is incorporated in this Registration Statement by reference, including any subsequent amendments or reports filed for the purpose of updating such description.

All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4.      Description of Securities

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.      Interests of Named Experts and Counsel

Not applicable.

Item 6.      Indemnification of Directors and Officers

The Restated and Amended Articles of Incorporation of the Company provide that its directors and officers are required to be indemnified as of right to the fullest extent permitted under the Michigan Business Corporation Act (“MBCA”) in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the name of the Company, a subsidiary or otherwise) in which a director or officer is a witness or which is brought against a director or officer in his or her capacity as a director, officer, employee, agent or fiduciary of the Company or of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which the director or officer was serving at the request of the Company. Persons who are not directors or officers of the Company may be similarly indemnified in respect of said service to the extent authorized by the Board of Directors of the Company. Under the MBCA, directors, officers, employees or agents are entitled to indemnification against expenses (including attorney fees) whenever they successfully defend legal proceedings brought against them by reason of the fact that they hold such a position with the Company. In addition, with respect to actions not brought by or in the right of the Company, indemnification is permitted under the MBCA for expenses (including attorney fees), judgments, fines, penalties and reasonable settlements if it is determined that the person seeking indemnification acted in a good faith and in a manner he or she reasonably believed to be in and not opposed to the best interest of the Company or its shareholders and, with respect to criminal proceedings, he or she had no reasonable cause to believe that his or her conduct was unlawful. With respect to actions brought by or in the right of the Company, indemnification is permitted under the MBCA for expenses (including attorney fees) and reasonable settlement, if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in and not opposed to the best interest of the Company or its shareholders; provided, indemnification is not permitted if the person is found liable to the Company, unless the court in which the action or suit was brought has determined that indemnification is fair and reasonable in view of all the circumstances of the case.

The MBCA and the Company’s Restated and Amended Articles of Incorporation also authorize the Company to provide indemnification broader than that set forth in the MBCA and the Restated and Amended Articles of Incorporation. Pursuant to this authority, the Company has entered into indemnification agreements with each of its directors, which provide for the prompt indemnification to the fullest extent permitted by applicable law and for the prompt advancement of expenses, including reasonable attorney fees, incurred in connection with any proceeding in which a director is a witness or which is brought against a director in his or her capacity as a director, officer, employee, agent or fiduciary of the Company or of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which the director is serving at the request of the Company. Indemnification is permitted for expenses and reasonable settlement amounts incurred in connection with a proceeding by or in the right of the Company and for expenses, judgments, penalties, fines and reasonable settlement amounts incurred in connection with the proceeding other than by or in the right of the Company. Indemnification under the indemnity agreements is conditioned on the director having acted in good faith and in a manner he or she reasonably believes to be in or not opposed to the best interest of the Company and, with respect to any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Restated and Amended Articles of Incorporation of the Company also limit the personal liability of members of its Board of Directors for monetary damages with respect to claims by the Company or its shareholders resulting from certain negligent acts or omissions.

Item 7.      Exemption from Registration Claimed

Not applicable.

Item 8.      Exhibits

Reference is made to the Exhibit Index which appears on page 7.

Item 9.      Undertakings

(a)     The undersigned registrant hereby undertakes:

        (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii)        To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement; and

        (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on the 18th day of April, 2008.

UNIVERSAL FOREST PRODUCTS, INC. By /s/ Michael B. Glenn —————————————— Michael B. Glenn Chief Executive Officer

By /s/ Michael R. Cole —————————————— Michael R. Cole Chief Financial Officer and Principal Accounting Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael B. Glenn and Michael R. Cole, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on April 18, 2008, by the following persons in the capacities indicated.

By: /s/ Peter F. Secchia
      ——————————————
      Peter F. Secchia, Director

By: /s/ William G. Currie
      ——————————————
      William G. Currie, Director

By: /s/ John C. Engler
      ——————————————
      John C. Engler, Director

By: /s/ John W. Garside
      ——————————————
      John W. Garside, Director

By: /s/ Louis A. Smith
      ——————————————
Louis A. Smith, Director	By: /s/ Gary F. Goode
      ——————————————
      Gary F. Goode, Director

By: /s/ Mark A. Murray
      ——————————————
      Mary A. Murray, Director

By: /s/ Dan M. Dutton
      ——————————————
      Dan M. Dutton, Director

By: /s/ Michael B. Glenn
      ——————————————
Michael B. Glenn, Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	Specimen form of Stock Certificate for Common Stock was filed as Exhibit 4(a) to a Registration Statement on Form S-1 (No. 33-69474), incorporated herein by reference

5.1	Opinion of Varnum, Riddering, Schmidt & Howlett LLP regarding legality of securities being registered

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Varnum, Riddering, Schmidt & Howlett LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)